Exhibit 99.1

News Release

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	November 2, 2010

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza
Chief Executive Officer
Phone: (630) 954-0400  Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Enterprises Announces Definitive Agreement to Acquire Assets of DMCC Staffing and RFFG of Cleveland

OAKBROOK TERRACE, IL, November 2, 2010 – General Employment Enterprises, Inc. (NYSE Amex: JOB) (the “Company”) today announced that on November 1, 2010, it and its wholly-owned subsidiary, Triad Personnel Services, Inc., entered into an asset purchase agreement with DMCC Staffing, LLC (“DMCC”), RFFG of Cleveland, LLC (“RFFG”) and Thomas J. Bean for the purchase of certain assets of DMCC and RFFG, including customer lists, comprising DMCC and RFFG’s services business.  DMCC and RFFG’s services business is operated from offices in Ohio and provides labor and human resource solutions, including temporary staffing and payroll outsourcing services.

The closing of the transaction is subject to certain conditions, including entry into a definitive management and services agreement for the management by the Company of the businesses of certain affiliates of DMCC, RFFG and Mr. Bean.

Pursuant to the asset purchase agreement, the Company will issue $2,400,000 in shares of its common stock to DMCC and RFFG upon receipt of (a) stockholder approval of the transaction and of an increase to the Company’s authorized common stock and (b) approval of an additional listing application by the NYSE Amex Stock Exchange.  In addition, commencing in 2011, the Company will be required to make certain earn-out payments to DMCC and RFFG if certain targets are met.

Salvatore J. Zizza, General Employment’s Chief Executive Officer stated, “Our agreement with DMCC and RFFG is another step forward in executing our plan to build a national human resource outsourcing company with multiple product lines.  We are very pleased at the prospect of adding DMCC and RFFG to our business and look forward to closing this transaction as expeditiously as possible.”

About General Employment

General Employment provides professional staffing services and specializes in information technology, accounting and engineering placements.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, General Employment’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause General Employment’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in General Employment’s annual report on Form 10-K for the fiscal year ended September 30, 2009, and in General Employment’s other filings with the Securities and Exchange Commission. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.